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                                                             Exhibit 99

SECURITY FIRST CORP.

Mary H. Crotty, Vice President/Chief Financial Officer
(440) 449-3700 Ext. 3273

April 5, 1998

                     FIRSTMERIT CORPORATION TO ACQUIRE SECURITY FIRST


     AKRON, Ohio, April 6 /PRNewswire/   FirstMerit Corporation (Nasdaq: FMER)
and Security First Corporation (Nasdaq: SFSL) today announced that a definitive agreement was signed for the acquisition of Security First by FirstMerit. This transaction will further enhance FirstMerit's market share in Northeast Ohio and will add Security First's strong franchise and expertise in residential construction and development lending.

     According to a joint announcement by John R. Cochran, Chairman and Chief Executive Officer of FirstMerit Corp., and Charles F. Valentine, Chairman and Chief Executive Officer of Security First Corp., the transaction will be structured as a tax-free exchange of stock. Under the terms of the agreement, the fixed exchange ratio will be 0.8855 shares of FirstMerit stock for each share of Security First. Based on FirstMerit's April 3, 1998 closing price of $33.06 per share, the transaction is valued at $29.28 per share, for a total value of $256 million.

     The acquisition is expected to close by the end of the third quarter of 1998, subject to regulatory and Security First shareholder approval. Security First has also provided FirstMerit with an option to acquire up to 19.9 percent of its common shares exercisable under certain conditions.

     Commenting on the merger, Mr. Cochran stated, "FirstMerit is excited to add Security First to its family of community banks. This combination will enhance our already strong market share in Northeast Ohio. FirstMerit will strengthen deposit share in six of the eleven counties we serve through this transaction. We look forward to serving Security First's customers, providing additional products to meet their ever-changing needs, as well as offering greater convenience through our network of branches which will total 152 by year end. Through revenue enhancements and cost savings, this acquisition will improve shareholder value. The transaction is projected to be accretive in the first full year.

     "Charles Valentine and his team will join FirstMerit to provide strong expertise and focus in residential construction, acquisition and development lending. FirstMerit and Security First believe in the future of community banking and the benefits it brings to our customers.""

     Mr. Valentine added, "Security First looks forward to becoming a part of FirstMerit which will enable us to continue to serve our customers and communities as we have for over 80 years. FirstMerit's commitment to long-term relationships with customers is very compatible with our goals. Our shareholders will receive an attractive price per share along with a significant increase in their dividends. More importantly, they will share in the future growth of a successful, dynamic bank-holding company."

     Security First Corp. is a $678 million holding company headquartered in Mayfield Heights, Ohio. Subsidiaries include Security Federal Savings and Loan Association of Cleveland and First Federal Savings Bank of Kent. The company operates 14 branch offices throughout six counties in Northeast Ohio.

     The acquisition will be accounted for as a pooling-of-interests. In connection with the transaction, FirstMerit is suspending its stock repurchase program.

     FirstMerit Corporation is a $5.3 billion holding company. FirstMerit's wholly-owned subsidiaries, FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Credit Life Insurance Company and FirstMerit Community Development Corporation, serve Summit, Cuyahoga, Medina, Lorain, Stark, Wayne, Portage, Erie, Ashtabula, Lake and Geauga counties in Ohio. Visit FirstMerit's home page on the World Wide Web at http://www.firstmerit.com.

SOURCE  FirstMerit Corporation

CONTACT: Analysts, Gary Elek, SVP Mergers & Acquisitions, 330-384-7136, or Media, Dixie Vinez, VP Marketing, 330-384-7068, both of FirstMerit

Company News On Call: http://www.prnewswire.com or fax, 800-758-5804, ext.
312405

Web Site: http://www.firstmerit.com